Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232144

Product Supplement No. EQUITY INDICES LIRN-1 (To Prospectus dated August 1, 2019 and Series A Prospectus Supplement dated August 1, 2019) August 1, 2019
Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Indices

•     LIRNs are unsecured and unsubordinated obligations issued by Barclays Bank PLC. Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power (as defined below) by any relevant U.K. resolution authority (as described in the accompanying prospectus supplement).

•     LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs. Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•     LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide a limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

•     If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

•     If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your LIRNs.

•     This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•     For each offering of LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Participation Rate (as defined below), the Threshold Value and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•     LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•     Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

•     BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer LIRNs and will act in a principal capacity in such role.

LIRNs are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. LIRNs are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement and page S-7 of the accompanying prospectus supplement. You may lose all or a significant portion of your investment in LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

___________________________

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of us, BofAS or its affiliates has authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the accompanying prospectus supplement or prospectus or in the applicable term sheet. We, BofAS and its affiliates take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

LIRNs are unsecured and unsubordinated obligations of Barclays Bank PLC, and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the FDIC or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. They rank pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except those obligations as are preferred by operation of law. Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk and to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority (as described in the accompanying prospectus supplement).

The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem LIRNs at any earlier date. We will not make any payments on LIRNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•     U.S. broad-based equity indices;

•     U.S. sector or style-based equity indices;

•     non-U.S. or global equity indices; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when LIRNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined under “Description of LIRNs—Market Disruption Events” below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will generally be equal to or greater than 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:	For Capped LIRNs, the maximum Redemption Amount. Your investment return in Capped LIRNs is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value, and you will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in your LIRNs.

Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk as issuer of LIRNs and the risk of exercise of any U.K. Bail-in Power.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of LIRNs. Further, if you sell your LIRNs prior to maturity, you may find that the market value per LIRN is less than the price that you paid for LIRNs.

Calculation Agents:	The calculation agents will make all determinations associated with LIRNs. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as the calculation agent for LIRNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

U.K. Bail-in Power:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of LIRNs, by acquiring LIRNs, each holder and beneficial owner of LIRNs, acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This product supplement relates only to LIRNs and does not relate to any equity index that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your LIRNs.

Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell LIRNs to anyone, and are not soliciting an offer to buy LIRNs from anyone, in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

You are urged to consult with your own attorneys and business and tax advisers before making a decision to purchase any LIRNs.

RISK FACTORS

Your investment in LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase LIRNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the prospectus supplement and in the applicable term sheet, in light of your particular circumstances. LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of LIRNs or investments in equity or equity-based securities in general.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on LIRNs at maturity. The return on LIRNs will be based on the performance of the Market Measure. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your LIRNs. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be as low as zero and you may lose all of your investment in the LIRNs.

Your return on LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return over the principal amount is limited to the return over the principal amount represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of Capped LIRNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on LIRNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that are calculated in a non-U.S. currency and include securities traded in that non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on LIRNs are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of LIRNs. LIRNs are our unsecured and unsubordinated obligations, and are not either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of LIRNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of LIRNs. However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to LIRNs.

Any payments on LIRNs are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. Any payments on LIRNs are subject to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable, on LIRNs, (ii) the conversion of all, or a portion, of the principal amount of, any interest on or any other amounts payable on, LIRNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of LIRNs such shares, securities or obligations), and/or (iii) the amendment or alteration of the maturity of LIRNs, or amendment of the amount of any interest or any other amounts due on LIRNs, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period.

By acquiring LIRNs, you will acknowledge, accept, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. You are urged to consult the information and the risk factors related to the U.K. Bail-in Power set forth in the applicable term sheet and the accompanying prospectus supplement prior to investing in LIRNs.

Our estimated value of LIRNs is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of LIRNs, which will be set forth in the applicable term sheet, is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for LIRNs that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of LIRNs is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring LIRNs, and the estimated cost which we may incur in hedging our obligations under LIRNs. If you attempt to sell LIRNs prior to maturity, their market value may be lower than the price you paid for LIRNs and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market but do not take into account such fees, charges and other amounts.

The estimated value of LIRNs will not be a prediction of the prices at which BofAS or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase LIRNs from you in secondary market transactions. The price at which you may be able to sell your LIRNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of LIRNs. Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for LIRNs, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliate may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those LIRNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list LIRNs on any securities exchange or quotation system. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of LIRNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value. In addition, since the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing level of the Market Measure on any particular calculation day.

If your LIRNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your LIRNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your LIRNs. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may adversely impact the value of LIRNs. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced.

Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. LIRNs are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of LIRNs is not expected to increase or decrease at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of LIRNs. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of LIRNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and, in turn, the value of the non-U.S. Market Measure, and, thus, the market value of LIRNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of LIRNs will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your LIRNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your LIRNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your LIRNs.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of LIRNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of LIRNs.

•	Time to Maturity. There may be a disparity between the market value of LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of LIRNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents and our respective affiliates may affect your return on LIRNs and their market value. We, the agents and our respective affiliates may buy or sell the securities included in the Market Measure, or futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other instruments whose value is derived from the Market Measure or its component securities. We, the agents or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in LIRNs. On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with LIRNs) may increase the value of a Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of LIRNs, which may adversely affect the market value of LIRNs.

We, the agents or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount. We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market

Measure. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under LIRNs. We, the agents or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases or whether the Redemption Amount on LIRNs is more or less than the principal amount of LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and our respective affiliates receive for the sale of LIRNs, which creates an additional incentive to sell LIRNs to you

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for LIRNs and, as such, will determine the Starting Value, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of LIRNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of LIRNs in taking any action that might affect the value of LIRNs.

In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for LIRNs. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents and our respective affiliates may affect your return on LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in LIRNs are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of LIRNs and we do not plan to request a ruling from the Internal Revenue Service

(the “IRS”). Consequently, significant aspects of the tax treatment of LIRNs are uncertain, and the IRS or a court might not agree with the treatment of LIRNs as prepaid forward contracts, as described in the applicable section under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of LIRNs could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in LIRNs, possibly with retroactive effect.

You should review the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in LIRNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities included in the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. LIRNs are our debt securities. They are not equity instruments, shares of stock or securities of any other issuer. Investing in LIRNs will not make you a holder of any of the securities included in the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your LIRNs will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your LIRNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your LIRNs, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and / or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any of those companies. We, the agents or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents or our respective affiliates are included in that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates is responsible for the calculation of any index included in a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure will be derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of LIRNs or will have any obligation of any sort with respect to LIRNs. As a result, none of those companies will have any obligation to take your interests as holders of LIRNs into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or the value of LIRNs.

Our business activities and those of the agents relating to the companies included in a Market Measure or LIRNs may create conflicts of interest with you. We, the agents and our respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with the companies included in a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including LIRNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your LIRNs. None of us, the agents or any of our respective affiliates makes any representation to any purchasers of LIRNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of LIRNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in LIRNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs.

DESCRIPTION OF LIRNS

General

Each issue of LIRNs will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt securities indenture, as amended or supplemented from time to time. The senior debt securities indenture is described more fully in the prospectus and prospectus supplement. The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, but no interest will accrue as a result of such delay.

We will not pay interest on LIRNs. LIRNs do not guarantee the return of principal at maturity. LIRNs will be payable only in U.S. dollars.

Prior to the maturity date, LIRNs are not redeemable by us, or repayable at the option of any holder. LIRNs are not subject to any sinking fund.

We will issue LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of LIRNs, you will receive a Redemption Amount denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in LIRNs.

Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” may be equal to or greater than 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your LIRNs.

An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) composing the Market Measure is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of LIRNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of LIRNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of LIRNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your LIRNs are linked may adversely affect trading in LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

_____________________

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a

Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the last paragraph of subsection “—The Starting Value and the Ending Value —Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of LIRNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt securities indenture. Notwithstanding anything to the contrary in the accompanying prospectus supplement, if such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the senior debt securities indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of LIRNs and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, LIRNs will not accrue any default or other interest rate.

In addition, as described elsewhere in this document as well as in the accompanying prospectus and prospectus supplement and in the applicable term sheet, under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the U.K. resolution authority is satisfied that the resolution conditions are met. Accordingly, and notwithstanding anything to the contrary above, any payment on LIRNs (including, without limitation, any payment following an acceleration permitted under the senior debt securities indenture) will be subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Listing

Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of LIRNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase LIRNs.

None of the agents is acting as your fiduciary or adviser solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement, as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisers.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell LIRNs to anyone, and are not soliciting an offer to buy these LIRNs from anyone, in any jurisdiction where the offer or sale is not permitted.